                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 FONECASH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                              22-3530573
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                           90 Park Avenue, Suite 1700
                               New York, NY 10016
                    (Address of Principal Executive Offices)

                              Consulting Agreement
                            (Full title of the plan)

                         Daniel E. Charboneau, President
                           90 Park Avenue, Suite 1700
                               New York, NY 10016
                     (Name and address of agent for service)

                                 (212) 984-0641
          (Telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:
                             Jeffrey A. Rinde, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                              Phone: (212) 661-3535
                               Fax: (212) 972-1677

                         CALCULATION OF REGISTRATION FEE


                                                Proposed               Proposed
                                                Maximum                Maximum
Title of Securities       Amount to be          Offering Price         Aggregate              Amount of
to be Registered          Registered            Per Share              Offering Price         Registration Fee
----------------          ----------            ---------              --------------         ----------------
Common Stock, par value   800,000 shares(1)     $0.75                  $  600,000             $ 158.40(2)
$.0001 per share

TOTAL                     800,000 shares                               $  600,000             $ 158.40


(1) Represents 800,000 shares of Common Stock to be issued to a consultant of the Registrant upon exercise of options granted at $0.75 per share as compensation for services rendered pursuant to his consulting agreement.

(2) Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act") based upon the exercise price for the shares of common stock underlying the option.




                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         This Registration Statement on Form S-8 (the "Registration Statement") of FoneCash, Inc., a Delaware corporation, (the "Registrant") covers 800,000 shares of the Registrant's common stock, par value $.0001 per share ("Common Stock"), which are reserved for issuance upon the exercise of options exercisable at $0.75 per share.

ITEM 1. PLAN INFORMATION

         (a)      General Plan Information

                  The Registrant and David Marks entered into a consulting agreement (the "Consulting Agreement Plan") the nature and purpose of which were to compensate David Marks for corporate consulting services including utilizing reasonable efforts to locate a licensee for the Registrant's proprietary technology. The Consulting Agreement Plan provides, among other things, for the issuance of two options to David Marks to purchase in the aggregate 800,000 shares of Common Stock at the exercise price of $0.75 per share (individually an "Option", collectively the "Options"). The Options were granted in August 2000 and expire in August 2005. The first Option to purchase 450,000 shares vests immediately. The second Option to purchase 350,000 shares vests only in the event David Marks successfully locates a licensee acceptable to the Registrant.

                  The Consulting Agreement Plan is sometimes hereinafter referred to as the "Plan", and the participant in the Consulting Agreement Plan is sometimes hereinafter referred to as the "Participant".

                  The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                  The name, address and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plan may be obtained from the Registrant by the Participant.

         (b)      Securities to be Offered

                  (1) Shares of Common Stock, par value $0.0001 per share

         (c)      Employees Who May Participate in the Plan

         David Marks, a consultant (an "employee" defined by General Instruction A.1(a) of Form S-8) to the Registrant is the only eligible participant in the Consulting Agreement Plan.

         (d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

                  (1)&(2) The Participant in the Consulting Agreement Plan will be issued shares of Common Stock upon the exercise of the Options.

                  (3)      Contributions by the Participant is not applicable.

                  (4) No contributions by the Registrant other than the issuance of shares is applicable.

                  (5) Reports to the Participant as to the amount and status of his account under the Plan will not be made.

                  (6) The shares issuable pursuant to the Plan will be newly issued shares of the Registrant.

         (e)      There are no resale restrictions on the securities offered.

         (f) The Plan is not qualified under Section 401(a) of the Internal Revenue Code and the Participant will recognize ordinary income at the time of the issuance of his shares measured on the date of exercise by the difference between the aggregate exercise price and the fair market value of the Registrant's Common Stock which is acquired by the Participant.

         (g)      Investment of Funds

                  Not Applicable.

         (h)      Withdrawal from Plan; Assignment of Contract

                  (1) Withdrawal from Plan - Not Applicable.

                  (2) The Participant's interest in the Plan may not be assigned.

         (i)      Forfeiture and Penalties

                  Unexercised and non-vested Options cancelled out. There are no provisions for forfeiture or penalties under the Consulting Agreement Plan.

         (j)      Charges and Deductions and Liens Therefore

                  There are no charges or deductions that may be made against the Participant's interest in the Plan.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

                  Registrant shall provide to the Participant, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon written or oral request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (212) 984-0641.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

                  (a) Registration of Securities on Form 10-SB/A filed on June 12, 2000.

                  (b)(i) Quarterly Report on Form 10-QSB/A filed on June 19, 2000 for the quarter ended March 31, 2000.


                     (ii) Quarterly Report on Form 10-QSB filed on August 14, 2000 for the quarter ended June 30, 2000.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The Registrant's authorized capital stock consists of 20,000,000 shares of Common Stock, $.0001 par value, of which 3,836,338 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued and outstanding.

         Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to receive a pro rata share of all assets available for distribution to stockholders after payment of all obligations of the Registrant including dividends and preferences attributed to any series of Preferred Stock. The shares of Common Stock have no cumulative voting rights or preemptive or other subscription rights and there are no conversion rights or redemption provisions with respect to such shares. The shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable. Authorized Common Stock may be issued at any time and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors of the Registrant.

         There are currently no voting, conversion and liquidation rights, nor redemption or sinking fund provisions for the Preferred Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The Delaware General Corporation Law (the "DGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
4.1             Specimen Common Stock Certificate

4.7           * Option issued to David Marks dated August 31, 2000.

4.8           * Option issued to David Marks dated August 31, 2000.

4.9           * Option issued to David Marks dated August 31, 2000.

5.2           * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

23.2          * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).

23.3          * Consent of Stewart H. Benjamin Certified Public Accountant, PC.

24.1          * Powers of Attorney  (included  on p. II-4 of this  Registration Statement).

99.1          * Consulting Agreement between the Registrant and David Marks dated August 31, 2000.

-------------

* Filed herewith.

ITEM 9. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on the 21st day of September, 2000.

                                   FONECASH, INC.


                                   By:/s/ Daniel E. Charboneau
                                      ---------------------------------
                                      Daniel E. Charboneau, President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of September, 2000.

      SIGNATURE                  TITLE
      ---------                  -----
/s/ Daniel E. Charboneau         Chief Executive Officer, President and Chairman
------------------------
    Daniel E. Charboneau

/s/ John Jiann-Shong Wu          Director
------------------------
    John Jiann-Shong Wu

/s/ Daniel S. MacDonald          Director
------------------------
    Daniel S. MacDonald

/s/ Arthur Murphy                Director
------------------------
    Arthur Murphy

/s/ Carmine Auditore             Director
------------------------
    Carmine Auditore

/s/ John Gill                    Vice President, Chief Financial Officer
------------------------
    John Gill

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel E. Charboneau, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 21st day of September, 2000.

      SIGNATURE                  TITLE
      ---------                  -----
/s/ Daniel E. Charboneau         Chief Executive Officer, President and Chairman
------------------------
    Daniel E. Charboneau

/s/ John Jiann-Shong Wu          Director
------------------------
    John Jiann-Shong Wu

/s/ Daniel S. MacDonald          Director
------------------------
    Daniel S. MacDonald

/s/ Arthur Murphy                Director
------------------------
    Arthur Murphy

/s/ Carmine Auditore             Director
------------------------
    Carmine Auditore

/s/ John Gill                    Vice President, Chief Financial Officer
------------------------
    John Gill

                                  EXHIBIT INDEX

INDEX AND DESCRIPTION OF EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------
4.1                 Specimen Common Stock Certificate

4.7               * Option issued to David Marks dated August 31, 2000.

4.8               * Option issued to David Marks dated August 31, 2000.

4.9               * Option issued to David Marks dated August 31, 2000.

5.2               * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

23.2              * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).

23.3              * Consent of Stewart H. Benjamin Certified Public Accountant, PC.

24.1              * Powers of Attorney  (included  on p. II-4 of this  Registration Statement).

99.1              * Consulting Agreement between the Registrant and David Marks dated August 31,  2000.

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* Filed herewith.